UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: (Date of earliest event reported): February 10, 2012

ION Geophysical Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-12691	22-2286646
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

2105 CityWest Blvd, Suite 400

Houston, Texas 77042-2839

(Address of principal executive offices, including Zip Code)

(281) 933-3339

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders.

The text set forth in Item 5.03 of this Current Report on Form 8-K is incorporated into this item by reference.

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 10, 2012, ION Geophysical Corporation (the “Company”) filed a Certificate of Elimination (the “Certificate of Elimination”) to eliminate all references in the Company’s Restated Certificate of Incorporation to its Series A Junior Participating Preferred Stock (the “Preferred Stock”). The Preferred Stock had been previously authorized for issuance in order to be available upon exercise of certain rights (the “Rights”) to purchase shares of the Preferred Stock under a shareholder rights plan adopted by the Company in December 2008. As previously disclosed, the shareholder rights plan had been scheduled to expire by its terms on December 29, 2011, and on that date the plan expired and was terminated. The Rights had accompanied shares of the Company’s common stock and had been granted pursuant to a Rights Agreement dated December 30, 2008 between the Company and Computershare Trust Company, N.A., as rights agent, which also terminated pursuant to its terms on December 29, 2011.

As a result of the expiration of the Rights, the Rights have no further force or effect. All shares of Preferred Stock that had been reserved for issuance under the Rights Plan resumed the status of authorized and unissued shares of the Company’s preferred stock. A copy of the Certificate of Elimination as filed with the Secretary of State of the State of Delaware is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01	Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Elimination of Series A Junior Participating Preferred Stock, effective February 10, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 13, 2012	ION GEOPHYSICAL CORPORATION

	By:	/s/ DAVID L. ROLAND
David L. Roland
Senior Vice President, General Counsel and Corporate Secretary